Exhibit 10.01

AMENDED AND RESTATED
OMNIBUS AGREEMENT

among

VALERO ENERGY CORPORATION

VALERO GP, LLC

RIVERWALK LOGISTICS, L.P.

VALERO L.P.

and

VALERO LOGISTICS OPERATIONS, L.P.

AMENDED AND RESTATED

OMNIBUS AGREEMENT

This AMENDED AND RESTATED OMNIBUS AGREEMENT (this “Agreement”) is entered into on, and effective as of, March 31, 2006 by and among Valero Energy Corporation (successor to Ultramar Diamond Shamrock Corporation), a Delaware corporation (“Valero Energy”), Valero GP, LLC (f/k/a Shamrock Logistics GP, LLC), a Delaware limited liability company (“Valero GP”), Riverwalk Logistics, L.P., a Delaware limited partnership and general partner of the MLP and the OLP (“Riverwalk”), Valero L.P. (f/k/a Shamrock Logistics, L.P.), a Delaware limited partnership (the “MLP”), and Valero Logistics Operations (f/k/a Shamrock Logistics Operations, L.P.), a Delaware limited partnership (the “OLP”).

R E C I T A L:

The parties entered into an Omnibus Agreement, dated effective April 16, 2001 (the “Original Omnibus Agreement”). The parties desire to amend and restate the Original Omnibus Agreement in its entirety as set forth herein to (i) reflect the changes to the names of the parties to the agreement as a result of the merger, effective December 31, 2001, of Valero Energy Corporation with Ultramar Diamond Shamrock Corporation and (ii) clarify that the provisions of Sections 2.1, 2.3 and 4.1 hereof shall apply for so long as Valero Energy or any Controlled Valero Affiliate (as defined below) is the general partner of Riverwalk, the MLP or the OLP.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

1.1	Definitions.

(a) Capitalized terms used herein but not defined herein shall have the meanings given them in the MLP Agreement.

(b)   As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” shall have the meaning attributed to such term in the MLP Agreement.

“Agreement” means this Omnibus Agreement, as amended, modified, or supplemented from time to time in accordance with the terms hereof.

“Change of Control” shall have the meaning attributed to such term in Section 2.4.

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“Claim” means any claim, lawsuit, demand, suit, inquiry made, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” means April 16, 2001, the closing of the initial public offering of the MLP.

“Conflicts Committee” shall have the meaning attributed to such term in the MLP Agreement.

“Contaminant” means any substance regulated under any Environmental Law, or any substance defined by Environmental Law as being hazardous or toxic or as being a pollutant.

“Contract” means any agreement, contract, commitment, or other binding arrangement or understanding, whether written or oral.

“Controlled Valero Affiliate” means any entity of which Valero Energy owns, directly or indirectly, 20% or more of the Voting Stock.

“Environmental Laws” means any and all laws, statutes, judgments, ordinances, rules, regulations, orders, determinations, interpretations, or guidance of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which any Valero Energy Entity or Partnership Entity or any of their respective Affiliates is conducting or at any time has conducted business, or where any property of any Valero Energy Entity or Partnership Entity or any of their respective Affiliates, whether leased or owned, is located, or where any hazardous substances generated or disposed of by any Valero Energy Entity or Partnership Entity or any of their respective Affiliates are located. The term “Environmental Law” includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as subsequently amended, 42 U.S.C. § 9601 et seq.; the Resource Conversation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; and the Oil Pollution Act, as amended, 33 U.S.C. § 2701 et seq.

“Environmental Liabilities and Costs” means all Losses from any Claim by any Person whether based on Contract, tort, implied or express warranty, strict liability, criminal or civil statute, including under any Remedial Action, Environmental Law, Environmental Permit, Environmental Lien, Order or agreement with any Governmental Authority, arising from environmental, health or safety conditions, or the release of a Contaminant into the environment.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Environmental Permit” shall mean any Permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Formation Transactions” means (i) the contributions to the OLP of certain crude oil pipeline and storage assets and refined product pipeline and terminalling assets pursuant to those certain Conveyance, Assignment and Bill of Sale Agreements dated effective as of July 1, 2000, by and among the OLP and certain subsidiaries of Valero Energy and (ii) the transfers of certain crude oil pipeline and storage assets and refined product pipeline and terminalling assets and certain ownership interests in Skelly-Belview Pipeline Company, L.L.C. to the OLP by virtue of the mergers of certain subsidiaries of Valero Energy with and into the OLP effective as of July 1, 2000.

“Governmental Authority” shall mean (a) the United States of America, (b) any state, county, municipality, or other governmental subdivision within the United States of America, and (c) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the United States of America or of any state, county, municipality, water rights, taxing, or zoning authority, or other governmental subdivision within the United States of America.

“Indemnified Party” shall have the meaning assigned to such term in Section 3.2(a).

“Indemnifying Party” shall have the meaning assigned to such term in Section 3.2(a).

“Losses” means all liabilities, losses, costs, damages (including punitive, consequential and treble damages), penalties or expenses (including, without limitation, reasonable attorneys’ fees and expenses and costs of investigation and litigation), and also including any expenditures or expenses incurred to cover, remedy or rectify any such Losses.

“MLP” means Valero L.P., a Delaware limited partnership, and any successors thereto.

“MLP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the MLP, and any amendments thereto and restatements thereof.

“OLP” means Valero Logistics Operations, L.P., a Delaware limited partnership, and any successors thereto.

“Order” means any decree, order, injunction, rule, judgment, consent of or by a Governmental Authority.

“Partnership Entities” means Valero GP, Riverwalk, the MLP and the OLP.

“Person” means an individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other legal entity of any kind.

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“Permits” means any licenses, permits, registrations, variances, interim permits, permit applications, certificates, approvals or other authorizations under any Regulation applicable to any Valero Energy Entity or Partnership Entity.

“Regulation” means any law, statute, regulation, ruling, rule, Order or Permit, of, administered or enforced by or on behalf of any Governmental Authority, as may be amended from time to time.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the release or threat of release or minimize the further release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Restricted Business” has the meaning attributed to such term in Section 2.1.

“Riverwalk” means Riverwalk Logistics, L.P., a Delaware limited partnership and general partner of the MLP and OLP.

“Valero GP” means Valero Logistics GP, LLC, a Delaware limited liability company and general partner of Riverwalk.

“Transferred Assets” means the assets contributed or transferred to the Partnership Entities in the Formation Transactions.

“Valero Energy” means Valero Energy Corporation.

“Valero Energy Entities” means Valero Energy and all Controlled Valero Affiliates, other than the Partnership Entities.

“Voting Stock” means securities or membership interests of any class or series of classes entitling the holders thereof to vote on a regular basis in the election of members of the board of directors, board of managers or other governing body of such entity.

ARTICLE II.

Business Opportunities

2.1          Restricted Businesses.   For so long as any Valero Energy Entity is the general partner of Riverwalk, the MLP or the OLP, Valero Energy and each Valero Energy Entity is prohibited from engaging in, whether by acquisition or otherwise, the business of transporting crude oil or refined petroleum products (including petrochemicals) or operating crude oil storage or refined petroleum products terminalling assets in the United States (a “Restricted Business”).

2.2          Permitted Exceptions.   Notwithstanding any provision of Section 2.1, a Valero Energy Entity may pursue an opportunity to purchase or invest in, and may ultimately purchase, own and/or operate, a Restricted Business under any of the following circumstances:

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(a)	Any business retained by a Valero Energy Entity at the Closing;
(b)	Any business with a fair market value (as determined by the board of directors of Valero Energy in good faith) of less than $10 million;
(c)

Any business acquired by a Valero Energy Entity that constitutes less than 50% of the fair market value (as determined by a nationally recognized independent financial advisor) of a larger acquisition by such Valero Energy Entity; provided the MLP has been offered and declined (with the concurrence of a majority of the members of the Conflicts Committee) the opportunity to purchase such business in accordance with the procedures set forth in Section 2.3; or

(d)	Any logistics assets newly constructed by a Valero Energy Entity that the MLP has not elected to purchase pursuant to Section 4.1.

2.3          Procedures.   For so long as any Valero Energy Entity is the general partner of Riverwalk, the MLP or the OLP, the following procedures shall be followed with respect to any Restricted Businesses.

(a)   If a Valero Energy Entity becomes aware of an opportunity to purchase a Restricted Business, then, as soon as practicable, such Valero Energy Entity shall notify Valero GP of such opportunity and deliver to Valero GP all information prepared by or on behalf of such Valero Energy Entity relating to such potential purchase. As soon as practicable but in any event within 30 days after receipt of such notification and information, Valero GP, on behalf of the MLP, shall notify the Valero Energy Entity that either (i) Valero GP, on behalf of the MLP, has elected, with the approval of a majority of the members of the Conflicts Committee, not to cause the MLP to pursue the opportunity to acquire such Restricted Business, or (ii) Valero GP, on behalf of the MLP, has elected to cause the MLP to pursue the opportunity to acquire such Restricted Business. If, at any time, Valero GP or its Affiliates abandons such opportunity (as evidenced in writing by Valero GP or such Affiliates following the request of the Valero Energy Entity), the Valero Energy Entity may pursue such opportunity. Any Restricted Business which is permitted to be purchased by an Valero Energy Entity must be so purchased (i) within 12 months of the time the Valero Energy Entity becomes able to pursue such acquisition in accordance with the provisions of this Section 2.3 and (ii) on terms not materially more favorable to the Valero Energy Entity than were offered to the MLP. If either of these conditions is not satisfied, the opportunity must be reoffered to the MLP.

(b)   If a Valero Energy Entity acquires a Restricted Business as part of a larger transaction in accordance with the provisions of Section 2.2(d), then, within 30 days after the consummation of such purchase, such Valero Energy Entity shall notify Valero GP of such purchase and such Valero Energy Entity shall offer the MLP the opportunity to purchase the Restricted Business constituting a portion of such purchase and deliver to Valero GP all information prepared by or on behalf of or in the possession of such Valero Energy Entity relating to the Restricted Business. As soon as practicable but in any event within 30 days after receipt of such notification, Valero GP shall notify the Valero Energy Entity that either (i) Valero GP, on behalf of the MLP, has elected, with the approval of a majority of the members of the Conflicts Committee, not to cause the MLP to purchase such Restricted Business, in which event

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the Valero Energy Entity shall be free to continue to engage in such Restricted Business and shall be free to improve and expand such Restricted Business if necessary to maintain existing market share, or (ii) Valero GP, on behalf of the MLP, has elected to cause the MLP to purchase such Restricted Business, in which event the following procedures shall be followed:

(i)           The Valero Energy Entity shall submit a good faith offer to Valero GP to sell the Restricted Business (the “Offer”) to any member of the Partnership Group designated by Valero GP on the terms and for the consideration stated in the Offer.

(ii)          The Valero Energy Entity and Valero GP shall negotiate in good faith, for 120 days after receipt of such Offer by Valero GP, the terms on which the Restricted Business will be sold to the MLP. The Valero Energy Entity shall provide all information concerning the business, operations and finances of such Restricted Business as may be reasonably requested by Valero GP.

(A)  If the Valero Energy Entity and Valero GP agree on such terms within 120 days after receipt by Valero GP of the Offer, the MLP shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached.

(B)  If the Valero Energy Entity and Valero GP are unable to agree on the terms of a sale during such 120-day period, the Valero Energy Entity shall attempt to sell the Restricted Business to a Person that is not an Affiliate of the Valero Energy Entity (a “NonAffiliate Purchaser”) within nine months of the termination of such 120-day period. Any such sale to a NonAffiliate Purchaser must be for a purchase price, as determined by the board of directors of Valero Energy, not less than 95% of the purchase price last offered by the MLP.

(C )   During such 120-day period the Valero Energy Entity shall be free to make capital expenditures to maintain the Restricted Business and to improve or expand the Restricted Business if necessary to maintain the Restricted Business’ existing market share.

(iii)        If, after the expiration of the nine-month period referred to in clause (ii)(B) above, the Valero Energy Entity has not sold the Restricted Business to a NonAffiliate Purchaser, it shall submit another Offer (the “Second Offer”) to Valero GP within seven days after the expiration of such nine-month period. The Valero Energy Entity shall provide all information concerning the business, operations and finances of such Restricted Business as may be reasonably requested by Valero GP.

(A)  If Valero GP, with the concurrence of a majority of the members of the Conflicts Committee, elects not to cause the MLP to pursue the Second Offer, the Valero Energy Entity shall be free to continue to engage in such Restricted Business.

(B)  If Valero GP shall elect to cause the MLP to purchase such Restricted Business, then Valero GP and the Valero Energy Entity shall negotiate the terms of such purchase for 60 days. If the Valero Energy Entity and Valero

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GP agree on such terms within 60 days after receipt by Valero GP of the Second Offer, the MLP shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached.

(C)  If during such 60-day period, no agreement has been reached between the Valero Energy Entity and Valero GP or a member of the Partnership Group, the Valero Energy Entity and Valero GP will engage an independent investment banking firm with a national reputation to determine the value of the Restricted Business. Such investment banking firm will determine the value of the Restricted Business within 30 days and furnish the Valero Energy Entity and Valero GP its opinion of such value. The Valero Energy Entity and Valero GP shall share equally the fees and expenses of such investment banking firm. Upon receipt of such opinion, Valero GP will have the option, subject to the approval of a majority of the members of the Conflicts Committee, to (A) cause the MLP to purchase the Restricted Business for an amount equal to the value determined by such investment banking firm or (B) decline to purchase such Restricted Business, in which event the Valero Energy Entity will be free to continue to engage in such Restricted Business.

2.4          Change of Control.   If a Change of Control of Valero Energy or each of Valero GP or Riverwalk occurs, the provisions of this Article II shall not apply to the existing logistics activities of any acquiring entity. A Change of Control of Valero Energy or each of Valero GP or Riverwalk shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Valero Energy or Valero GP to any Person or its Affiliates, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Valero Energy Entities or Valero GP; (ii) the consolidation or merger of Valero Energy or Valero GP with or into another Person pursuant to a transaction in which the outstanding Voting Stock of Valero Energy or Valero GP is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of Valero Energy or Valero GP is changed into or exchanged for Voting Stock of the surviving corporation or its parent and (b) the holders of the Voting Stock of Valero Energy or Valero GP immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation or its parent immediately after such transaction; or (iii) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all Voting Stock of Valero Energy or Valero GP then outstanding, other than in a merger or consolidation which would not constitute a Change of Control under clause (ii) above.

2.5          Scope of Restricted Business Prohibition.  Except as provided in this Article II and the MLP Agreement, Valero Energy and its Affiliates shall be free to engage in any business activity whatsoever, including those that may be in direct competition with any Partnership Entity.

2.6          Enforcement.   The Valero Energy Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Valero Energy Entities of the covenants and agreements set forth in this Article II, and that any breach by the

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Valero Energy Entities of the covenants and agreements set forth in Article II would result in irreparable injury to the Partnership Group. The Valero Energy Entities further agree and acknowledge that any member of the Partnership Group may, in addition to the other remedies which may be available to the Partnership Group hereunder or under applicable law, file a suit in equity to enjoin the Valero Energy Entities from such breach, and consent to the issuance of injunctive relief hereunder.

ARTICLE III.

Indemnification

3.1  Indemnification of Partnership Entities by Valero Energy.   In addition to its indemnification obligations under certain (i) Indemnity Agreements entered into in connection with the mergers of certain subsidiaries of Valero Energy with and into the OLP effective as of July 1, 2000, and (ii) Conveyance, Assignment and Bill of Sale Agreements dated effective as of July 1, 2000, by and among the OLP and certain subsidiaries of Valero Energy, Valero Energy, on behalf of each of its Affiliates (other than the Partnership Parties) shall indemnify, defend and hold harmless the Partnership Entities from and against (A) any and all Losses that are caused by, arise out of or are attributable to Environmental Liabilities and Costs related to the Transferred Assets that arose or relate to conditions existing prior to Closing and which are discovered by the MLP within 10 years of the Closing (excluding Environmental Liabilities and Costs to the extent such Environmental Liabilities and Costs result from a change in law after Closing) and (B) all federal, state and local income tax liabilities attributable to the operation of the Transferred Assets prior to the Closing, including any such income tax liabilities of Valero Energy and its Affiliates that may result from the consummation of the Formation Transactions.

3.2	Indemnification Procedures.

(a)   As used in this Section 3.2, the term “Indemnifying Party” refers to Valero Energy in the case of any indemnification obligation arising under Section 3.1, and the term “Indemnified Party” refers to the Partnership Entities, as applicable, in the case of any indemnification obligation arising under Section 3.1.

(b)   If any action, suit or proceeding shall be brought against an Indemnified Party, or if the Indemnified Party should otherwise become aware of facts giving rise to a claim for indemnification pursuant to Section 3.1, the Indemnified Party shall promptly notify the Indemnifying Party in writing specifying the nature of and specific basis for such claim.

(c)   The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in Section 3.1, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(d)   The Indemnified Party agrees, at its own cost and expense, to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by

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the indemnification set forth in Section 3.1, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name(s) of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of such Indemnified Party. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that an Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(e)   In determining the amount of any Loss for which any Indemnified Party is entitled to indemnification under this Article III, the gross amount thereof will be reduced by any insurance proceeds realized or to be realized by such Indemnified Party, and such correlative insurance benefit shall be net of any insurance premium that becomes due as a result of such claim.

ARTICLE IV.

Purchase Option

4.1           Purchase Option for Logistics Assets Constructed by Valero Energy in the Future.   For so long as any Valero Energy Entity is the general partner of Riverwalk, the MLP or the OLP, the following provision shall apply to any new logistics assets constructed by any Valero Energy Entity:

(a)   If a Valero Energy Entity constructs any new logistics assets then, as soon as practicable, such Valero Energy Entity shall notify Valero GP of the completion of such construction and such Valero Energy Entity shall offer the MLP the opportunity to elect to purchase, or have a subsidiary elect to purchase, the newly constructed assets by written notice delivered to the Valero Energy Entity no later than one year from the date of notice. If Valero GP, with the concurrence of a majority of the members of the Conflicts Committee, elects to purchase such assets, then Valero GP and the Valero Energy Entity shall negotiate the terms of such purchase for 60 days. If the Valero Energy Entity and Valero GP agree on such terms within 60 days after receipt by the Valero Energy Entity of the notice of election to purchase, the MLP shall purchase the newly constructed assets on such terms as soon as commercially practicable after such agreement has been reached.

(b)   If during such 60-day period, no agreement has been reached between the Valero Energy Entity and Valero GP, the Valero Energy Entity and Valero GP will engage an independent investment banking firm with a national reputation to determine the value of the newly constructed assets. Such investment banking firm will determine the value of the newly constructed assets within 30 days and furnish the Valero Energy Entity and Valero GP its

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opinion of such value. The Valero Energy Entity and Valero GP shall share equally the fees and expenses of such investment banking firm. Upon receipt of such opinion, Valero GP will have the option, subject to the approval of a majority of the members of the Conflicts Committee, to (A) purchase the newly constructed assets for an amount equal to the value determined by such investment banking firm or (B) decline to purchase such newly constructed assets, in which event, the Valero Energy Entity will be free to continue to own and operate such newly constructed assets.

ARTICLE V.

Miscellaneous

5.1          Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

5.2          Notice.   All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party’s signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section 5.2.

5.3          Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.4          Effect of Waiver or Consent.  No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

5.5          Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the MLP may not, without the prior approval of a majority of the members of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of Valero GP, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

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5.6          Assignment.   No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

5.7          Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

5.8          Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

5.9          Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Parts, Articles and Sections of this Agreement, unless the context otherwise requires.

5.10       Further Assurances.   In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.11       Withholding or Granting of Consent.   Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

5.12       Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

5.13       Negotiation of Rights of Limited Partners, Assignees, and Third Parties.   The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no Limited Partner, Assignee or other Person shall have the right, separate and apart from the MLP, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on, and effective as of, the date first written above.

VALERO ENERGY CORPORATION

By:	/s/Michael S. Ciskowski
Name:	Michael S. Ciskowski
Title:	Executive Vice President

Address for Notice:	One Valero Way
San Antonio, Texas 78249

Telecopy Number:	(210) 345-2497

VALERO GP, LLC

By:	/s/Curtis V. Anastasio
Name:	Curtis V. Anastasio
Title:	Chief Executive Officer and President

Address for Notice:	One Valero Way
San Antonio, Texas 78249

Telecopy Number:	(210) 370-4392

RIVERWALK LOGISTICS, L.P.

By:	Valero GP, LLC
its general partner

By:	/s/Curtis V. Anastasio
Name:	Curtis V. Anastasio
Title:	Chief Executive Officer and President

Address for Notice:	One Valero Way
San Antonio, Texas 78249

Telecopy Number:	(210) 370-4392

VALERO L.P.

By:	Riverwalk Logistics, L.P.
its general partner

By:	Valero GP, LLC
its general partner

By:	/s/Curtis V. Anastasio
Name:	Curtis V. Anastasio
Title:	Chief Executive Officer and President

Address for Notice:	One Valero Way
San Antonio, Texas 78249

Telecopy Number:	(210) 370-4392

VALERO LOGISTICS OPERATIONS, L.P.

By:	Riverwalk Logistics, L.P.
its general partner

By:	Valero GP, LLC
its general partner

By:	/s/Curtis V. Anastasio
Name:	Curtis V. Anastasio
Title:	Chief Executive Officer and President

Address for Notice:	One Valero Way
San Antonio, Texas 78249

Telecopy Number:	(210) 370-4392